As filed with the Securities and Exchange Commission on June 6, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

eGain Corporation

(Exact name of registrant as specified in its charter)

or organization)
Delaware (State or other jurisdiction of incorporation or organization)	77-0466366 (I.R.S. Employer Identification No.)

1252 Borregas Avenue Sunnyvale, California (Address of principal executive offices)	94089 (Zip Code)

eGain Corporation Amended and Restated 2005 Stock Incentive Plan

(Full title of plan)

Eric N. Smit

Chief Financial Officer

eGain Corporation

1252 Borregas Avenue

Sunnyvale, California 94089

(408) 636-4500

(Name, address and telephone

number of agent for service)

copy to:

Stanley F. Pierson, Esq.

Julie Park, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Telephone: (650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ◻Accelerated filer ◻

Non-accelerated filer ⌧Smaller reporting company ⌧

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which certain Registration Statements on Form S-8 relating to the same employee benefit plan is effective. The Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) (File Nos. 333-261722, 333-236354, 333-199720, 333-161019, and 333-129854), excluding reports that the Registrant filed with the Commission that were incorporated into the Form S-8 Registration Statements in order to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by the Registrant are incorporated by reference herein.

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.
(b)	Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2023, December 31, 2023, and March 31, 2024.
(c)	Registrant’s Current Reports on Form 8-K filed on November 16, 2023, December 7, 2023, and May 31, 2024.
(d)	The description of Registrant’s common stock set forth in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 6.Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Registrant’s Amended and Restated Certificate of Incorporation, Exhibit 3(i) to the Registrant’s Current Report on Form 8-K filed on December 10, 2021, as amended, and Article XII of the Registrant’s Amended and Restated Bylaws, Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-83439), provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 8.Exhibits.

Exhibit No.	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8, File No. 333- 261722, filed on December 17, 2021).
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of BPM LLP, independent registered public accounting firm.
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).
99.1

eGain Corporation Amended and Restated 2005 Stock Incentive Plan (as amended through October 12, 2023) (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 8, 2024).

107	Filing Fee Table.

Item 9.Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on June 6, 2024.

eGain Corporation

By:	/s/ Ashutosh Roy
Ashutosh Roy Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ashutosh Roy and Eric N. Smit, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ashutosh Roy	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2024
Ashutosh Roy

/s/ Eric N. Smit	Chief Financial Officer	June 6, 2024
Eric N. Smit	(Principal Financial and Accounting Officer)

/s/ Phiroz P. Darukhanavala	Director	June 6, 2024
Phiroz P. Darukhanavala

/s/ Christine Russell	Director	June 6, 2024
Christine Russell

/s/ Brett Shockley	Director	June 6, 2024
Brett Shockley

/s/ Gunjan Sinha	Director	June 6, 2024
Gunjan Sinha